Exhibit 10.1

Dear Nello,

This letter confirms the agreement (“Agreement”) between you and Lyris (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.           Separation Date: February 28, 2013 is your last day of employment with the Company (the “Separation Date”).

2.          Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on February 28, 2013 we provided you a final paycheck in the amount of $ $34,054.46 less taxes and other withholdings for all wages, salary, bonuses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts..

3.          Separation Compensation;

In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein the Company agrees to provide you with the following:

a)	Severance: The Company agrees to pay you, following the Effective Date (as defined below) of this Agreement, a total of up to $120,000, which equals 6 months of your net base salary. This amount will be paid out in up to 12 equal payments on the 15th and final day of each month up until such time as you start employment with another organization. Upon this start date, severance payments will terminate. You will notify the company upon your acceptance of a new position. You will repay any payments made which cover any period beyond your start date of a new position within five days of receipt. If you fail to return excess payments, you will be liable for the Company’s costs to recover the payments in addition to the original overpayment.

b)	COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will reimburse you upon receipts of your payment for the insurance premiums to continue your existing health benefits for up to 6 months following the Separation Date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued. The Company’s obligation to reimburse you for COBRA payments terminates upon the first month following your start of a new position.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.

4.          Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5.          Proprietary Information: You hereby acknowledge that you are bound by the attached PIIA (Exhibit A hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

6.          Health Insurance:

If you and any eligible dependent(s) are currently enrolled in a Lyris, Inc. group health plan (medical, dental, vision), this coverage will end February 28, 2013. Under federal law you and each covered dependent may have the right to continue to participate in the same group health plan under the continuation coverage provisions of COBRA. The Ceridian Cobra Services, the Company’s COBRA compliance administrator, will be mailing information concerning your COBRA rights to your home. If you have questions regarding COBRA enrollment, please contact The Ceridian Cobra Services, at (800) 488-8757.

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7.          Life Insurance:

Your group basic life and voluntary life insurance coverage ends February 28, 2013. You may convert this coverage to an individual policy by filing a conversion request directly with UNUM Life Insurance Company of America within 31 calendar days of February 28, 2013. You may be eligible to elect portable Life coverage with UNUM if you do not have a medical condition that has a material effect on your life expectancy. You must apply within 31 calendar days of February 28, 2013. If you are currently totally disabled, you may be eligible for the Waiver of Premium provision.

Please contact Unum @ 1-800-421-0344 and/or Blue Cross @ 1-800-801-6142 for more information.

8.          Accidental Death & Dismemberment Insurance (AD&D):

Your AD&D coverage ends February 28, 2013. This coverage may not be converted.

9.          Short Term Disability Insurance:

Your short-term disability coverage ends February 28, 2013. This coverage may not be converted. If you are currently receiving disability benefit payments, please contact the UNUM Life Insurance Company of America to discuss how your separation from employment may affect your continuing claim.

10.          Long Term Disability Insurance:

Your long-term disability coverage ends February 28, 2013. This coverage may not be converted. If you are currently receiving disability benefit payments, please contact the UNUM Life Insurance Company of America to discuss how your separation from employment may affect your continuing claim.

11.          Health Care Reimbursement Account:

Funds in your health care reimbursement account, if applicable, will continue to be available for 60 calendar days following February 28, 2013 for eligible expenses incurred during the period beginning with your enrollment in this plan during 2011 and ending DATE. You have the right to continue your health care expense account participation through COBRA. The ADP Cobra Services will be contacting you regarding your rights.

12.          Dependent Care Reimbursement Account:

Funds in your dependent care reimbursement account, if applicable, will continue to be available for 60 calendar days following February 28, 2013, for eligible expenses incurred during the period beginning with your enrollment in this plan during 2012 and ending February 28, 2013. You may be reimbursed up to the balance in your account. Your contributions to this account cease with your last payroll deduction. This account is not subject to COBRA.

13.          401(k) Plan Account:

The enclosed material will help you evaluate the four choices available for your retirement plan savings when leaving your job. Once you decide on the option that is right for you, it will also help you put your decision into action. The rollover rules are simple, but you must follow them carefully to avoid taxes and penalties. Always keep in mind the ultimate purpose of your investment — to provide a more secure retirement. Before you make your choice, talk with your financial advisor. He or she can help you in deciding which option is right for you.

Please contact: Eugene Gurevich, Infinity Financial Services by telephone at 866-682-3888 or by email at Eugene@8financial.com. You can also call the DWS Resource Center at (855) 744-3355 to speak with a Retirement Counselor, Monday through Friday, 9:00 a.m. to 5:00 p.m. ET. The licensed Retirement Counselor can provide information on your IRA rollover options.

14.          Stock Options:

The vesting of your stock options ends on February 28, 2013. You may exercise your vested stock options after your Separation Date, but for only a limited time beyond your Separation Date (the "Exercise Period"). The standard Exercise Period for Lyris stock option ends three (3) months after your Separation Date. As a term of this Separation Agreement, your Modified Exercise Period has been extended for 12 months following February 28, 2013. Options may not be exercised after the Modified Exercise Period. The unexercised portion of such options will be cancelled at the end of the Modified Exercise Period, and any value therein will be permanently forfeited by you. Please contact Human Resources at (510) 844-1503 to exercise vested options.

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15.          Employee Assistance Plan:

Your work-life balance employee assistance program can help you find solutions for the everyday challenges of work and home as well as for more serious issues involving emotional and physical well-being. You may contact the employee assistance program at (800) 854-1446. Your eligibility to participate in this program continues through the end of this month.

16.          Address Changes:

Please advise the Lyris, Inc. Human Resources Department if your mailing address changes before you receive your W-2 form (for income tax purposes) at the beginning of next year.

17.          General Release and Waiver of Claims:

a.          The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.          By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c.	You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

18.          Covenant Not to Sue:

a.          To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.          Nothing in this section shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c.          Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

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19.          Nondisparagement:

You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process. The Company agrees not to disparage you. Nothing in this paragraph shall prohibit the Company from providing truthful information in response to a subpoena or other legal process.

20.          Arbitration:

Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Alameda County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

21.          Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

22.          Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

23.          No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

24.          Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto and the Stock Option Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

25.          Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

26.          Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

27.          Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to Paragraph 3 will be paid only at the end of that seven (7) day revocation period.

28.          Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you.

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29.          Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Lyris Technologies, Inc.

By:

Deborah Eudaley

COO & CFO

READ, UNDERSTOOD AND AGREED

Date:
Nello Franco

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